CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Rochester Portfolio Series:

We consent to the use of our report dated February 21, 2012, with respect to the financial statements and financial highlights of Limited Term New York Municipal Fund, (one of the Funds constituting the Rochester Portfolio Series), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

                         /s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

March 27, 2012